Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Amendment Number 1 to the Registration Statement on Form S-3 of our report dated March 8, 2024, with respect to the consolidated financial statements of Capricor Therapeutics, Inc. and Subsidiary appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report relating to the financial statement included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

October 16, 2024